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                       SECURITIES AND EXCHANGE COMMISSION

                            WASHINGTON, D.C.  20549


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                                 FORM 11-K (A)
                               (Amendment No. 1)

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 /X/     ANNUAL REPORT PURSUANT TO SECTION 15(d) OF THE
         SECURITIES AND EXCHANGE COMMISSION
         For the fiscal year ended December 30, 1993

                                       OR

 / /     TRANSITION REPORT PURSUANT TO SECTION 15(d) OF THE
         SECURITIES EXCHANGE ACT OF 1934
         For the transition period from          to        .
                                        --------    -------


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                         Commission file number 1-7657

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         A.      Full title of the plan and the address of the plan, if
different from that of the issuer named below:

                         LEHMAN BROTHERS HOLDINGS INC.
                           TAX DEFERRED SAVINGS PLAN



                         Lehman Brothers Holdings Inc.
                            3 World Financial Center
                              New York, NY  10285

         B. Name of issuer of the securities held pursuant to the plan and the address of its principal executive office:

                            AMERICAN EXPRESS COMPANY
                             American Express Tower
                             World Financial Center
                              New York, NY  10285





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                                   SIGNATURE

         Pursuant to the requirements of the Securities and Exchange Act of 1934, the Lehman Brothers Holdings Inc. Employee Benefit Plans Committee has duly caused this amendment to the Annual Report on Form 11-K with respect to the Lehman Brothers Holdings Inc. Tax Deferred Savings Plan to be signed on its behalf by the undersigned hereunto duly authorized.

                                           LEHMAN BROTHERS HOLDINGS INC.
                                           TAX DEFERRED SAVINGS PLAN




                                           By: /s/ Karen M. Muller
                                              --------------------------
                                                   Karen M. Muller


July 5, 1994





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                                 EXHIBIT INDEX
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 Exhibit No.                                 Description
 -----------                                 ------------

          (23)                               Consent of Experts

          (24)                               Powers of Attorney